Exhibit 99.2

July 29, 2009

To: Shareholders, Employees and Friends

Hudson Highland Group 2009 Second Quarter Financial Results

Market Observations

In the second quarter of 2009, economic trends around the world continued to reflect the impact of the global recession. Economic trends were somewhat more mixed than in the first quarter of the year with some geographic markets showing signs of continuing decline while others showed signs of stabilization, albeit at depressed levels. Hudson’s regional results followed these mixed trends to produce top-line results slightly ahead of the first quarter of 2009, but failing to exhibit the normal seasonal “bounce”. Our regions have responded to their challenging environments quickly and effectively and our results, while not where we want them to be, reflected excellent cost management at the operational level.

Many economists believe the worst of the global recession is behind us. The timing and speed of the recovery to follow will be staggered across regions, depending in large part on when they were impacted by the recession and, according to some, the speed and extent of their governments’ responses. The OECD now forecasts that the US economy is likely to bottom out in the second half of 2009 and begin a slow recovery. In Australia, GDP is expected to remain weak for the remainder of 2009, followed by moderate growth in 2010. China is thought to be rebounding already, with expected growth in the second half of 2009 and accelerated growth in 2010. Signs are far less positive in the euro area, where further contraction is expected for the remainder of 2009 with no growth to follow in 2010. Indeed the recession hit much of Europe later than it did the United States, and the European Union’s recovery has historically lagged due to structural issues and their monetary focus on maintaining price stability.

As we have seen in past recessions, unemployment trends typically lag recovery in the overall economic condition. While we see the potential for modest economic growth in much of the developed world in the latter half of 2009, we do not expect unemployment to peak until 2010 and a recovery in permanent recruitment sometime thereafter. We are expecting no real improvement in the company’s consolidated revenue trends in 2009, although we do expect to see evidence of a blossoming recovery in specific markets in the second half, and particularly in the fourth quarter.

Hudson’s consolidated top-line results were up 6 percent from the first quarter, showing a lack of seasonal pickup typical of the second quarter, but also some stability after two quarters of sharp declines. The mostly flat sequential results translated into a larger year-over-year decline than in the first quarter, since the prior year did reflect the seasonal pickup. While this phenomenon flowed through many of our markets, several markets showed more encouraging signs. Asia reported a meaningful sequential gross margin improvement of about 20 percent in constant currency in the second quarter, with local currency growth in Singapore, China and Hong Kong.  Small sequential gross margin improvements were achieved in local currency in the UK, Spain and New Zealand.  The other markets ranged from flat to small sequential declines.

Second quarter results reflected aggressive management of costs at the operational levels. In the second quarter, operating expenses declined $54 million from the prior year period following a decline of $45 million in the first quarter of 2009. This reduction in expenses from property and staff initiatives allowed the company to offset 77 percent of its gross margin decline in the second quarter. As a result of Hudson’s extensive restructuring program, the company has become a leaner, more efficient organization, which we believe is sustainable and will help protect the company’s bottom line and pave the way to greater profitability when the world economy recovers.

Regional Highlights

Hudson Americas

In the second quarter of 2009, North America revenue was $43 million, down 40 percent from the prior year period. Temporary contracting revenue was down 38 percent and permanent recruitment was down 66 percent. The largest driver of the temporary contracting decline resulted from the region annualizing a large legal project in the second quarter of 2008, which accounted for approximately one-third of the decline from the prior year period. In the second quarter of 2009, Financial Solutions and IT&T combined contracting revenue was down 36 percent compared with the prior year period.

Gross margin declined 48 percent in the second quarter from the prior year period to $11 million, in line with first quarter 2009 gross margin. Temporary contract gross margin dollars were up slightly from the first quarter of 2009, led by 4 percent growth in Legal. Temporary contracting represented 88 percent of gross margin dollars, up from 82 percent in the prior year period. Gross margin percentage was 24 percent, down from 28 percent in the prior year period, but sequentially was nearly flat, with contract gross margin up 40 basis points.

Adjusted EBITDA was a loss of about $0.5 million in the second quarter, representing a decline of $2.2 million from adjusted EBITDA of $1.7 million in the second quarter of 2008 but a substantial improvement on the loss of $3.2 million in the first quarter. Operating expenses declined over 40 percent from the prior year period resulting from cost reduction actions taken last year and continuing through the second quarter of 2009, helping to offset $7.5 million, or 77 percent of the gross margin decline.

Looking at intra-quarter trends, gross margin dollars progressed much like the second quarter of 2008, with a slight decline from April to May, and an increase in June. Adjusted EBITDA increased each month, with the region exiting the quarter with a profit in June. In each month of the quarter, Hudson Americas offset at least 70 percent of its year-over-year gross margin decline through expense reductions.

Hudson Europe

In the second quarter of 2009, Hudson Europe revenue declined 41 percent to $68 million from $116 million in the prior year period and declined 28 percent in constant currency. Contract revenue declined 16 percent and permanent recruitment was down 50 percent in constant currency. Gross margin declined 51 percent to $31 million from $63 million in the second quarter of 2008 and was down 40 percent in constant currency. But sequentially, revenue and gross margin were up slightly from the first quarter of 2009.

In the UK, revenue declined 28 percent in constant currency in the second quarter of 2009, driven by a 49 percent decline in permanent recruitment and a 21 percent decline in temporary contracting, on a constant currency basis. Second quarter results were affected by continued weakness in financial services and other professional sectors, partially offset by increases in public sector and some new client acquisitions.

In Continental Europe, demand declined at an accelerated rate from the first quarter of 2009, with revenue down 28 percent on a constant currency basis driven by a 50 percent decline in permanent recruitment revenue. There were, however, some areas of strength within the region. Balance in the Netherlands delivered increased adjusted EBITDA in the second quarter over the prior year period.  Belgium produced increased adjusted EBITDA in the second quarter over the first, although at a lower level than prior year, with adjusted EBITDA reaching almost 10 percent of revenue.  France, Spain and Central and Eastern Europe had reduced adjusted EBITDA losses compared with the first quarter.

Adjusted EBITDA was a profit of $0.8 million in Europe in the second quarter, down from $9.9 million in the second quarter of 2008 but improved from the first quarter’s adjusted EBITDA loss of $1.4 million. Hudson Europe offset 72 percent of its gross margin decline through expense reduction initiatives that reduced operating expenses by 43 percent.

Asia Pacific

In the second quarter of 2009, Hudson Asia Pacific revenue declined 46 percent, to $63 million from $116 million in the prior year period, and declined 34 percent in constant currency. Contract revenue was down 27 percent and permanent recruitment declined 57 percent from the prior year period in constant currency, offset by a 31 percent increase in talent management. Gross margin declined 55 percent or 46 percent in constant currency.

In Australia and New Zealand, revenue declined 46 percent or 33 percent in constant currency, both compared with the prior year period. Temporary contracting declined 27 percent and permanent recruitment declined 60 percent in constant currency. Gross margin decreased 57 percent from the prior year and was down 46 percent in constant currency.  While Australia and New Zealand did not experience its typical seasonal pickup in the second quarter from the first quarter, revenue and gross margin were stable sequentially, increasing slightly on a reported basis, but down slightly on a local currency basis.

In Asia, revenue declined 43 percent from the prior year period and declined 41 percent in constant currency. On a sequential basis, Singapore, China and Hong Kong all achieved improved gross margin over the first quarter of 2009.  While Asia’s business is typically more sensitive to changes in the economic climate due to its concentration in the permanent recruitment business, there appears to have been some recovery in the region during the second quarter.

Asia Pacific adjusted EBITDA in the second quarter was $0.4 million, compared with $9.0 million in the prior year period. This result was driven by a small adjusted EBITDA loss in Asia, offset by positive adjusted EBITDA in Australia and New Zealand. Australia and New Zealand offset 68 percent of the region’s gross margin decline in the second quarter from the prior year period and Asia offset 74 percent of its gross margin decline.

Corporate

Corporate expenses were $5.2 million for the quarter, down $4 million from the prior year period almost equally driven by reductions in compensation expense and lower professional fees.

Restructuring Program

During the third quarter of 2009, the company expects to continue to streamline its operations in response to current economic conditions.  Last quarter, the company increased the size of the 2009 restructuring plan to $11 - $16 million and expects to incur $1 - $4 million of restructuring charges during the third quarter of 2009.  Second quarter restructuring expenses of $3.6 million were related to severance and lease terminations in Europe and North America.

Liquidity and Capital Resources

The company ended the second quarter of 2009 with $47.2 million in cash including $11.3 million currently borrowed under its amended credit facility, up from $46.3 million at the end of the first quarter of 2009.  In addition, the company has excess availability under its amended credit facility of $6.7 million.  The company received $11.6 million in April 2009 from Heidrick & Struggles for the final earn-out from the sale of Highland Partners in 2006.

Guidance

Despite recent signs of increasing stability, visibility remains low.  As a result, the company will not provide formal guidance for the third quarter of 2009.  The company will comment on current trends and its outlook for the third quarter on its second quarter earnings call.

Safe Harbor Statement

This letter contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company's limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming or non-core assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts' expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS
(in thousands)
(unaudited)

For The Three Months Ended June 30, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$43,133	$68,187	$62,528	$-	$173,848
Gross margin	$10,512	$31,280	$23,092	$-	$64,884
Adjusted EBITDA (1)	$(495)	$798	$444	$(5,192)	$(4,445)
Business reorganization and integration expenses	1,124	2,328	96	14	3,562
Goodwill and other impairment charges	(120)	-	1,669	-	1,549
EBITDA (1)	(1,499)	(1,530)	(1,321)	(5,206)	(9,556)
Depreciation and amortization	1,048	1,017	745	30	2,840
Operating (loss) income	$(2,547)	$(2,547)	$(2,066)	$(5,236)	$(12,396)

For The Three Months Ended June 30, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$71,507	$115,696	$115,925	$-	$303,128
Gross margin	$20,186	$63,326	$50,891	$-	$134,403
Adjusted EBITDA (1)	$1,734	$9,870	$9,011	$(9,214)	$11,401
Business reorganization and integration expenses	245	779	-	-	1,024
Goodwill and other impairment charges	-	-	-	-	-
EBITDA (1)	1,489	9,091	9,011	(9,214)	10,377
Depreciation and amortization	1,171	1,329	984	53	3,537
Operating income (loss)	$318	$7,762	$8,027	$(9,267)	$6,840

(1)
Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2009			2008
		Currency	Constant
	As Reported	Translation	Currency	As Reported
Revenue:
Hudson Americas	$43,133	$69	$43,202	$71,507
Hudson Europe	68,187	15,268	83,455	115,696
Hudson Asia Pacific	62,528	14,082	76,610	115,925
Total	173,848	29,419	203,267	303,128
Direct costs:
Hudson Americas	32,621	9	32,630	51,321
Hudson Europe	36,907	8,780	45,687	52,370
Hudson Asia Pacific	39,436	9,658	49,094	65,034
Total	108,964	18,447	127,411	168,725
Gross margin:
Hudson Americas	10,512	60	10,572	20,186
Hudson Europe	31,280	6,488	37,768	63,326
Hudson Asia Pacific	23,092	4,424	27,516	50,891
Total	$64,884	$10,972	$75,856	$134,403
Selling, general and administrative (1)
Hudson Americas	$12,078	$63	$12,141	$19,599
Hudson Europe	31,488	6,814	38,302	54,814
Hudson Asia Pacific	23,380	4,568	27,948	42,859
Corporate	5,223	-	5,223	9,267
Total	$72,169	$11,445	$83,614	$126,539

(1)	Selling, general and administrative expenses include depreciation and amortization expenses.